Exhibit 5.1

[O’MELVENY & MYERS LLP LETTERHEAD]

July 9, 2003

ABX Air, Inc.

145 Hunter Drive

Wilmington, Ohio 45177

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 (Registration No. 333-105137), as amended (the “Registration Statement”), filed by you with the Securities and Exchange Commission (“SEC”) in connection with the Securities Act of 1933, as amended, of up to 52,117,261 shares of your Common Stock, par value $0.01 (“Common Stock”) to be issued pursuant to the Agreement and Plan of Merger, dated as of March 25, 2003 by and among DHL Worldwide Express B.V., Atlantis Acquisition Corporation and Airborne, Inc. (the “Merger Agreement”) and of up to 6,413,985 shares of your Common Stock (collectively, the “Shares”) to be issued upon conversion of Airborne, Inc.’s 5.75% Convertible Senior Notes (the “Notes”).

We have examined all instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the Shares, to be issued pursuant to the Merger Agreement and upon conversion of the Notes in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof and any amendments thereto.

Very truly yours,

/s/    O’MELVENY & MYERS LLP